Eton Pharmaceuticals Announces $20 Million Series A Financing

Proceeds to support the development of Eton’s proprietary corticotropin product candidate, Peyronie’s Disease product candidate and other sterile injectable product candidates

Chicago, IL and San Diego, CA – June 20, 2017 – Eton Pharmaceuticals, Inc., a spin-out company of Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY), today announced it has entered into a definitive securities purchase agreement with various accredited investors, to raise gross proceeds of approximately $20 million in a private placement of preferred stock. The investor syndicate consists of a number of healthcare and other accredited investors, including certain members of the Imprimis and Eton boards of directors. Eton will use the proceeds of the financing to develop its patent-pending sterile injectable drug candidate pipeline, as well as for general corporate purposes.

Eton Pharmaceuticals was formed by Imprimis Pharmaceuticals, Inc. as a separately managed and financed entity to develop and commercialize two of Imprimis’ patent-pending sterile injectable drug candidates utilizing the FDA 505(b)(2) regulatory pathway. Following the completion of this financing, Imprimis will retain approximately 27 percent equity ownership in Eton and have a royalty interest in the two sterile injectable drug candidates pursuant to asset purchase and license agreements between the two companies.

“We are happy with the strong investor interest in Eton and pleased to have a high-caliber group of investors participate in Eton’s initial equity financing,” stated Mark L. Baum, Eton Board member and CEO of Imprimis. “We believe this investment represents a strong vote of confidence in Eton’s innovative product pipeline and its potential opportunity in two significant U.S. drug markets totaling well over $2 billion annually. Our strategy of commercializing these drug candidates through Eton is to allow Imprimis to continue growing its core business while creating additional value for our stockholders by ensuring our drug formulation assets are put to their highest and best use. The Eton transaction may serve as a model in the future for other 505(b)(2) candidates within Imprimis’ library of proprietary compounded drug formulations.”

In conjunction with the financing, Charles Casamento, a former CEO of Questcor, Inc. and current executive director and principal of the Sage Group, has joined the Board of Directors of Eton. During his career, Mr. Casamento has been CEO of four life science companies and has served as a director on the boards of eleven companies.

“We are delighted to welcome Chuck to Eton’s Board of Directors. His leadership and significant accomplishments over the last four decades in the healthcare sector, including his prior experience with H.P. Acthar® Gel, will bring valuable insights to Eton as we embark on an opportunity to develop important drugs and compete in large markets where there currently is only one FDA-approved option for patients,” added Mr. Baum.

Mr. Casamento stated, “I am very pleased to be joining Eton’s Board of Directors and look forward to working with the leadership team to realize the company’s vision of bringing its proprietary corticotropin and other innovative sterile injectable product candidates to market.”

National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (NASDAQ: NHLD), acted as the exclusive placement agent for the financing. The Liquid Venture Partners group at National Securities Corporation was responsible for sourcing and executing the financing.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of any such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc., a privately held company, is focused on the development and commercialization of innovative sterile injectable product candidates utilizing the FDA 505(b)(2) regulatory pathway. The company’s current portfolio consists of two proprietary product candidates: (1) a patent-pending gelatin-free and preservative free 39 amino acid peptide synthetic corticotropin, an adrenocorticotropic hormone (ACTH) analogue, as a potential competitor to H.P. Acthar® gel; and (2) a patent-pending injectable pentoxifylline formulation, as a potential treatment for Peyronie’s disease and an alternative or supplementary therapy to Xiaflex®. Eton has signed agreements to acquire two additional sterile injectable product candidates that it plans to qualify under the Drug Efficacy Study Implementation (DESI) program, and commercialize through the 505(b)(2) regulatory pathway. For more information about Eton, please visit the corporate website at www.etonpharma.com.

About Imprimis Pharmaceuticals

Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY) is a pharmaceutical company dedicated to producing and dispensing high quality innovative medications in all 50 states. The company’s unique business model increases patient access and affordability to many critical medicines. Headquartered in San Diego, California, Imprimis owns and operates three production and dispensing facilities located in California, New Jersey and Pennsylvania. For more information about Imprimis, please visit the corporate website at www.ImprimisRx.com.

Forward-Looking Statements

Any statements in this release that are not historical facts may be considered to be “forward looking statements.” Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Such statements include, but are not limited to, statements regarding Eton’s expected use of the proceeds from the Series A financing round; the market opportunity for Eton’s product candidates; and the business strategies and development plans of Imprimis and Eton. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include a party’s ability to make commercially available its products and technologies in a timely manner or at all; a party’s ability to enter into other strategic alliances, including arrangements for the development and distribution of its products; a party’s ability to obtain intellectual property protection for its assets; a party’s ability to accurately estimate its expenses and cash burn, and raise additional funds when necessary; risks related to research and development activities; the projected size of the potential market for a party’s technologies and products; unexpected new data, safety and technical issues; regulatory and market developments impacting the pharmaceutical industry; competition; and market conditions. Undue reliance should not be placed on forward looking statements, which speak only as of the date they are made. Except as required by law, neither Imprimis nor Eton undertake any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Xiaflex® and H.P. Acthar® gel and all other trademarks, service marks and trade names included or referenced into this press release, are the property of their respective owners.

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Sources: Imprimis Pharmaceuticals, Inc. and Eton Pharmaceuticals, Inc.

Investor Contact for Imprimis and Eton:

Andrew Boll

aboll@imprimispharma.com

858-704-4042